The United States Life Insurance Company in the City of New York

A STOCK COMPANY         NEW YORK, NEW YORK

FLEXIBLE PAYMENT FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT

Nonparticipating

Copyright © 2015 American International Group, Inc. All rights reserved.

US-803 (12/15)	21

CONTRACT DATA PAGE Contract Number: [P9999999999] ?1 Contract Date: [May 2, 2016] ?1 Owner: [JOHN DOE] ?1 Date of Birth: [March 1, 1976] ?1 Age at Issue: [35]?1 2? [Owner: [JANE DOE] ?1 Date of Birth: [June 10, 1976] ?1 Age at Issue: [34] ?1] Annuitant: [JOHN DOE] ?1 Date of Birth: [March 1, 1976] ?1 Age at Issue: [35] ?1 2? [Annuitant: [JANE DOE] Date of Birth: [June 10, 1976] ?1 Age at Issue: [34] ?1] Beneficiary: As named by You Initial Purchase Payment: [$10,000.00] ?1 Maximum Purchase Payment Without Our Approval: [$1,000,000]?3 Purchase Payment Age Limit: [Prior to the 86th birthday]?4 Minimum Subsequent Purchase Payment: [$500] ?5 Purchase Payments are subject to the limitations defined in this Contract. Fixed Account Options – Minimum Guarantee Rate: [1.0%] ?6 With 30 days advance notice, we may cease offering the Fixed Account Options, Fixed Account Guarantee Period Options and/or Dollar Cost Averaging Fixed Account Options if market conditions are such that we are not able to credit the Minimum Guarantee Rate Shown on this page. Fixed Account Options: [1 Year Fixed, 6 Month DCA Fixed, 1 Year DCA Fixed] ?7 Minimum Partial Withdrawal Amount: [$1,000] ?8 Maximum Penalty-Free Withdrawal Percentage: [10%]?9 Minimum Systematic Withdrawal Amount: [$100] ?10 Minimum Amount Remaining After a Partial Withdrawal: [$2,500] ?11 Withdrawal Charge Schedule: Number of Full Years Elapsed Withdrawal Charge as a Between Purchase Payment Contribution Percentage of Withdrawn And Date of Withdrawal Purchase Payment 0 8% 1 7% 12? 2 6% 3 5% 4+ 0% See Page [13] for Withdrawal Provisions. ?13

US-803-PPS4 (12/15)	3

CONTRACT DATA PAGE (Cont’d.) Minimum Transfer Amount: [$100] ?14 Separate Account Charge (including guaranteed death benefit risk charge of [0.10%]): ?15 Contract Years [1-4]: [1.70%]?15 Contract Years [5 & thereafter]: [1.30%]?15 Annual Contract Maintenance Fee: [$50]?16 Transfer Fee: [$25] ?17 Earliest Annuity Date After the Contract Date: 13 months Latest Annuity Date: [1st day of the month following Your 95th Birthday] ?18 Separate Account: [FS VARIABLE SEPARATE ACCOUNT] ?19 Optional Elections: Optional Election Details: Maximum Anniversary Value See Attached Endorsement USLE-8023 (12/15) ?20

US-803-PPS4 (12/15)	4